Exhibit 10.1

July 25, 2016
Dave Boennighausen
Noodles & Company
Dear Dave:
We are excited to have you serve as the interim Chief Executive Officer of Noodles & Company (the “Company”). In recognition of this new position, the Company will pay to you a nondiscretionary bonus payment of $15,000 per month, payable monthly, while you serve as interim CEO. This nondiscretionary bonus is in addition to the base salary you currently receive from the Company, which will remain unchanged.
We are very excited to have you in a leadership role during this exciting time for the Company. Please confirm your agreement to the terms specified in this letter by signing below.
Sincerely,

___/s/ Scott Dahnke_______
For the Board of Directors

AGREED AND ACKNOWLEDGED:

___/s/ Dave Boennighausen__
Dave Boennighausen